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                                                                    EXHIBIT 23.1

                               CONSENT OF INDEPENDENT AUDITORS

                We consent to the reference to our firm under the caption "Experts" in the related Prospectus of the Registration Statement (Form S-8 333-_______) of Knight-Ridder, Inc. for the registration of 7,000,000 shares of Common Stock to be issued under the Knight-Ridder, Inc. Employee Stock Option Plan and 1,000,000 shares of Common Stock to be issued under the Knight-Ridder, Inc. Employees Stock Purchase Plan, and to the incorporation by reference in the Registration Statement of our report dated January 22, 1999, with respect to the consolidated financial statements and schedule of Knight-Ridder, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 1998, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


San Jose, California
June 3, 1999